Exhibit 5.2

McCarthy Tétrault LLP

Suite 3300

421-7th Avenue S.W.

Calgary AB T2P 4K9

Canada

Tel: 403-260-3500

Fax: 403-260-3501

September 11, 2013

Enbridge Inc.

3000, 425 - 1st Street S.W.

Calgary, Alberta T2P 3L8

Ladies and Gentlemen:

We have acted as your Canadian counsel in connection with the: (i) filing by Enbridge Energy Management, L.L.C., a Delaware limited liability company (“EEM”), of Post-Effective Amendment No. 1 (the “Amendment”) to a registration statement on Form S-3 (the “Registration Statement”); and (ii) filing by Enbridge Inc. (“Enbridge”) of a Registration Statement on Form F-3, as amended by Amendment No. 1 and Amendment No. 2 (the “Form F-3 Registration Statement”). The Form F-3 Registration Statement has been filed to register certain purchase obligations of Enbridge to purchase all of the shares of EEM. In connection therewith, Enbridge has previously executed and delivered the purchase provisions (the “Purchase Provisions”) that are attached as Annex A to the Amended and Restated Limited Liability Company Agreement of EEM dated as of October 17, 2002, as amended (the “Amended and Restated Limited Liability Company Agreement”).

We have also acted as your Canadian counsel with respect to certain matters in connection with the proposed offering by EEM of up to 9,000,000 common shares representing limited liability company interests with limited voting rights (the “Listed Shares”) (including an overallotment option to purchase up to 1,000,000 Listed Shares) pursuant to the Prospectus Supplement dated September 9, 2013 (the “Prospectus Supplement”), forming part of the Registration Statement and Form F-3 Registration Statement. This opinion is being rendered to you at your request to facilitate the delivery by Fulbright & Jaworski L.L.P. of an opinion regarding the enforceability of the purchase obligations under the Purchase Provisions. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and the Form F-3 Registration Statement.

As the basis for the opinions hereafter expressed, we have examined such statutes, corporate records and documents, certificates of corporate and public officials and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion, including a copy of the Amended and Restated Limited Liability Company Agreement to which the Purchase Provisions are attached as Annex A and which is attached as an exhibit to the Registration Statement. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. For the purposes of the opinion expressed in paragraph 1, we have relied exclusively upon a certificate of compliance electronically retrieved from Industry Canada on September 11, 2013. As to various questions of fact material to our opinion, which we have not verified independently, we have relied upon certificates of or letters from government officials and Enbridge or its officers, including a certificate of an officer of Enbridge with respect to the opinions given in paragraphs 3 and 4. The expression “of which we are aware” means the conscious awareness of facts or other information known to the lawyers of our firm directly involved in the filing of the Amendment, the Registration Statement and the F-3 Registration Statement, being John S. Osler and Wilson J. Acton. We have not undertaken any special or independent investigation to determine the existence or absence of such facts or circumstances. No inference as to our knowledge about the existence or absence of such facts or circumstances should be drawn merely from our representation of Enbridge.

Based on the foregoing, we are of the opinion that:

1.	Enbridge is a corporation validly existing under the laws of Canada.

2.	Enbridge has the corporate power and authority to perform its obligations under the Purchase Provisions.

3.	The execution, delivery and performance by Enbridge of the Purchase Provisions have been duly authorized by all requisite corporate action on the part of Enbridge.

4.	The performance by Enbridge of its obligations under the Purchase Provisions will not (i) violate the articles or by-laws of Enbridge as they currently exist; (ii) constitute a breach of, or default under, any material agreement, indenture, lease or any instrument, of which we are aware, to which Enbridge is currently a party or by which it is bound; or (iii) violate any law of the Province of Alberta, Canada or the federal laws of Canada applicable therein.

5.	Except as may be required pursuant to any applicable Canadian securities laws or pursuant to the Canada Business Corporations Act, no consent, approval, permit, authorization, order, registration, filing or qualification under the laws of the Province of Alberta, Canada or the federal laws of Canada applicable therein is required for the performance by Enbridge of its obligations under the Purchase Provisions.

The following opinion is based on and limited to the laws of the Province of Alberta, Canada and the federal laws of Canada applicable therein in effect on the date hereof and we render no opinion with respect to the laws of any other jurisdiction.

Yours truly,

McCarthy Tétrault LLP